FOR IMMEDIATE RELEASE

Subject:  Nitches, Inc. announces first quarter fiscal 2005 results

Contact:	Steve Wyandt
	Web:	http:// www.nitches.com
	E-mail:	ir@nitches.com
	Phone:	(858) 625-2633 (Option # 1: Corporate)

SAN DIEGO, California, January 14, 2005 – Nitches, Inc. (NASDAQ-NICH) announced today its results for the three months ended November 30, 2004.  Net sales for the first quarter of fiscal 2005 were $6.3 million versus $6.8 million for the first quarter of 2004.  The sales decline of $500,000 was the result of a decrease in unit sales in the Company’s sleepwear product line.  The Company reported a net loss for the recent quarter of $12,000, or $.01 per share, compared to net income of $489,000, or $.42 per share, for the year earlier period.

          Results for the current period included non-cash income of $159,000, or $.14 per share, related to the Company’s interest in Designer Intimates, Inc.  Net income for the prior period included non-cash income from Designer Intimates of $468,000, or $.40 per share.

          In October 2002, the Company acquired a 28% interest in Designer Intimates, Inc., which owns 100% of NAP, Inc., a New York-based intimate apparel company.  Nitches reports any income or loss from the ongoing operation of Designer Intimates using the equity method of accounting, whereby Nitches’ 28% interest in Designer Intimates is reported as a single line item on the Consolidated Statement of Income.  For the current period the Company recognized $159,000 in income from the unconsolidated subsidiary.  This income is reported net of tax and is not taxable to the Company.  For the same three-month period, Designer Intimates had net income of $568,000 on net sales of $23.3 million.

          At November 30, 2004, the Company had unfilled customer orders of $13.0 million compared to $15.3 million at the same time last year, with such orders generally scheduled for delivery by May 2005 and May 2004, respectively.  The decrease of $2.3 million is due primarily to an inability of the Company to secure a renewal of $7.9 million in men’s wear orders from Sam’s Club, offset partially by an increase in orders from other men’s wear and sleepwear customers.  The amount of unfilled orders at any given time is affected by a number of factors, including the timing of the receipt and processing of customer orders and the scheduling of the manufacture and shipping of the product, which may be dependent on customer requirements.

          Backlog amounts include both confirmed orders and unconfirmed orders that the Company believes, based on industry practice and past experience, will be confirmed.  While cancellations, rejections and returns have generally not been material in the past, there can be no assurance that such action by customers will not reduce the amount of sales realized from the backlog of orders at November 30, 2004.

10280 Camino Santa Fe	•	San Diego, California 92121	•	www.nitches.com	•	Fax: 858.625.0746

	Three Months Ended November 30,

	2004	2003	Change

Net sales	$6,337,000	$6,796,000	$(459,000)
Net income	(12,000)	489,000	(501,000)
Earnings per share	$(0.01)	$0.42	$(0.43)
Shares outstanding	1,171,169	1,171,169	—

          Nitches, Inc. is an importer and wholesale distributor of men’s and women’s garments, manufactured to specifications primarily in foreign countries.  The Company’s shares are traded on the National SmallCap Market under the symbol NICH.  Visit our web site at http://www.nitches.com.

          Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results.  Those risks include a softening of retailer or consumer acceptance of the Company’s products, pricing pressures and other competitive factors, or the unanticipated loss of a major customer.  These and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission.

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10280 Camino Santa Fe	•	San Diego, California 92121	•	www.nitches.com	•	Fax: 858.625.0746